Exhibit 1(iii) under Form N-1A
                                          Exhibit 3(a) under Item 601/Reg. S-K

                                   BAYFUNDS

                               Amendment No. 3
                             DECLARATION OF TRUST
                             Dated April 1, 1991


     THIS Declaration of Trust is amended as follows:

     Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

            "Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in
            Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as:

              BayFunds Bond Portfolio
              BayFunds Equity Portfolio
              BayFunds Money Market Portfolio -
                 Investment Shares
                 Trust Shares
              BayFunds Short Term Yield Portfolio
              BayFunds U.S. Treasury Money Market Portfolio -
                 Investment Shares
                 Institutional Shares
     The undersigned Assistant Secretary of BayFunds hereby certifies that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust as of the 19th day of November, 1992.

     WITNESS the due execution hereof this 20th day of        November, 1992.



                               /s/ Peter J. Germain
                               Peter J. Germain